Exhibit 3.88

CERTIFICATE OF INCORPORATION

OF

JACOBS SUGAR WAREHOUSE, INC.

1.             The name of this corporation is Jacobs Sugar Warehouse, Inc.

2.             The registered office of this corporation in the State of Delaware is located at, Corporation Trust Center 1209 Orange Street, Wilmington, DE 19801, County New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.             The total number of shares of stock that this corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share.  Each share of Common Stock shall be entitled to one vote.

5.             The name and mailing address of the incorporator is: Adam J. Fogoros, Jones & Keller, P.C., 1625 Broadway, Sixteenth Floor, Denver, Colorado 80202.

6.             Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

7.             The election of directors need not be by written ballot unless the bylaws shall so require.

8.             In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time the bylaws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal bylaws made by the board of directors.

9.             A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined.  No amendment or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

10.           This corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or indemnification rights arising under any bylaw, agreement, vote of directors of stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  Any repeal or modification of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of a director of officer of this corporation with respect to any acts or omissions of such director or officer director of officer occurring prior to such repeal or modification.

11.           The books of the corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the bylaws of this corporation.

12.           The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article 12, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the voting powers thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.

THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 17th day of July, 2008.

/s/ Adam J. Fogoros
Adam J. Fogoros